Exhibit 10.28

EARTHLINK, INC.

Board of Directors Compensation Plan

Effective January 2011

1.               Retainers

a.               Each independent director receives a $70,000 annual retainer.

b.              The Lead Director receives an additional $20,000 annual retainer.

c.               The Audit Committee chair and the Leadership and Compensation Committee chair each receive an additional $20,000 annual retainer.

d.              The Corporate Governance and Nominating Committee chair receives an additional $10,000 annual retainer.

e.               All retainers are paid annually in advance, following the annual shareholder meeting in May.

2.               Restricted Stock Units

a.               Independent Directors receive a grant of RSUs valued at $80,000 on the first business day immediately following the annual shareholder meeting in May.

b.              RSUs will vest after one year, and not later than the next annual shareholder meeting, provided the director is serving as an independent director at that time.

i.      Note:  Each RSU is equal to one share of EarthLink stock.  Upon vesting, the RSUs may be received in shares of stock (in which case the recipient has taxable income equal to the value of the shares received on the date of vesting).

3.               Meeting Expenses

a.               EarthLink reimburses directors for their expenses incurred in attending Board of Directors and Committee meetings.

4.               Education Expenses

a.               EarthLink will pay reasonable program fees and associated travel expenses for each director to participate in one or more additional relevant director education programs.  In selecting director education programs, directors should consider general Board governance and specific Committee focus.